Orion Group Holdings, Inc. Reports Third Quarter 2017 Results

HOUSTON, TEXAS, November 8, 2017 -- Orion Group Holdings, Inc. (NYSE: ORN) (the “Company”), a leading specialty construction company, today reported a net loss for the three months ended September 30, 2017, of $5.0 million, or ($0.18) diluted loss per share. These results compare to net income of $4.7 million, or ($0.17) diluted earnings per share for the same period a year ago. During the three months ended September 30, 2017, the Company experienced unprecedented weather impacts, including three major hurricanes - Hurricane Harvey, Hurricane Irma and Hurricane Maria - which affected over 85 percent of its operations. This resulted in total impacts of $12.4 million, or $0.44 per share.

“There is no doubt this has been a historic weather quarter with significant personal and professional losses,” said Mark Stauffer, Orion Group Holdings’ President and Chief Executive Officer. “Our primary concern was, and continues to be, our employees’ well-being. As the storms subsided, our employees actively volunteered within their communities and worked to aid in hurricane recovery efforts. Employees helped fellow co-workers, family, schools and charitable organizations to collectively clean up and move forward. I am extremely proud of the way our team has responded to these devastating events. We were also focused on the return to full operations when we were safely able to do so. I am also pleased to report that we have returned to full operations, and are safely back to work. As a result of the destruction caused by the hurricanes, we are experiencing higher demand for services in our marine segment. To date, we are processing and working on multiple emergency call-out projects and we are ready to meet our customers’ needs. Additionally, we anticipate increased demand for dock repair and construction in the short term. Finally, we continue to focus on developing opportunities across the infrastructure, industrial, and building sectors through organic growth, greenfield expansion, and strategic acquisition opportunities.”

During the third quarter, three major hurricanes impacted 85% of the Company's operations.  This caused a change in the anticipated timing of the majority of the Company's projects along the Gulf Coast, East Coast, and Caribbean operations.  While these jobs only experienced minor changes in the estimated cost to complete as a result of the weather events, the projects will see cost burn and revenue recognition extend beyond the originally anticipated completion date.  However, the overall project margin contribution will not change as a result of the weather events and will not impact the overall cash flow of the projects.

Consolidated Results for Third Quarter 2017 compared to Third Quarter 2016

•	Contract revenues were $140.2 million, a decrease of 14.5%, as compared to revenues of $164.0 million. The decrease is primarily attributable to unprecedented weather events affecting operations.

•
Gross profit was $10.8 million, or a gross profit margin of 7.7%, as compared to gross profit of $24.2 million, or a gross profit margin of 14.7%. The decrease is primarily attributable to unprecedented weather events affecting operations.

•	Selling, General and Administrative (SG&A) expenses were $16.5 million, as compared to $15.3 million. The increase is primarily attributable to the recently acquired Central Texas concrete company.

•
Net loss was $5.0 million, as compared to a net income of $4.7 million. Diluted loss per share was $0.18, as compared to earnings per share of $0.17. The decrease is primarily attributable to unprecedented weather events affecting operations.

•
EBITDA was $2.0 million, representing an 1.4% EBITDA margin which compares to EBITDA of $18.1 million, or a 11.0% EBITDA margin (EBITDA and EBITDA margin are non-GAAP measures, defined on pages 3-4 of this release; reconciliation tables are provided on Page 7).

Mr. Stauffer continued, "Fundamentally our operations remained solid during the third quarter, with continued strong bid opportunities across both segments. While the third quarter varied greatly from our initial expectations, our underlying business remains healthy, and we continue to see good bid opportunities going forward.”

Segment Results for Third Quarter 2017 Compared to Third Quarter 2016

Marine Segment

•	Contract revenues were $68.4 million, a decrease of $13.8 million, or 16.8%. The decrease is primarily attributable to unprecedented weather events affecting operations.

•	Operating loss was $9.8 million, as compared to an operating income of $3.3 million. Operating margin for third quarter 2017 was (10.9)%, as compared to 5.7%.

•	Pre-tax loss was $8.8 million, as compared to pre-tax income of $3.1 million. The decrease is primarily attributable to unprecedented weather events affecting operations.

•
EBITDA was $(2.4) million, representing a (3.5)% EBITDA margin which compares to EBITDA of $10.2 million, or a 12.5% EBITDA margin (EBITDA and EBITDA margin are non-GAAP measures, defined on pages 3-4 of this release; reconciliation tables are provided on pages 7-8).

Concrete Segment

•
Contract revenues were $71.8 million, a decrease of $10.1 million, or 12.3%. The decrease is primarily attributable to unprecedented weather events affecting operations partially offset by the inclusion of the recently acquired Central Texas concrete company.

•	Operating income was $4.5 million, a decrease of $1.8 million. Operating income margin for third quarter 2017 was 3.0%, as compared to 6.0%.

•	Pre-tax income was $2.1 million, as compared to $4.9 million. The decrease is primarily attributable to unprecedented weather events affecting operations.

•
EBITDA was $4.4 million, representing an 6.1% EBITDA margin which compares to EBITDA of $7.9 million, or a 9.7% EBITDA margin (EBITDA and EBITDA margin are non-GAAP measures, defined on pages 3-4 of this release; reconciliation tables are provided on pages 7-8).

Backlog

Backlog of work under contract as of September 30, 2017 was approximately $383 million, which is essentially flat when compared to backlog under contract at September 30, 2016 of approximately $388 million.  Of the backlog as of September 30, 2017, approximately $199 million was attributable to the marine segment, while $184 million was attributable to the concrete segment. Currently, the Company has approximately $970 million worth of bids outstanding, including approximately $140 million on which we are apparent low bidder, or have been awarded subsequent to the end of the third quarter, of which, approximately $100 million pertains to the marine segment and approximately $40 million is in the concrete segment.

During the third quarter, the Company bid on $752 million of opportunities and was successful on $110 million. This resulted in a 0.79 times book-to-bill ratio for the quarter and a 15% win rate. The Company’s marine segment bid on $344 million during the third quarter 2017 and was successful on $57 million. This resulted in a 0.84 times book-to-bill ratio and a win rate of 17% for the quarter. In the concrete segment, the Company bid on $407 million in work while being awarded $53 million. This resulted in a 0.74 times book-to-bill ratio and a win rate of 13% for the quarter.

Credit Facility

During the third quarter 2017, as a result of the weather events, the Company amended its Credit Agreement to provide more room with regard to the leverage ratio. This included an adjustment for the weather-related events during the third quarter 2017.The adjustment was derived by examining all active projects in the Gulf Coast and Atlantic regions during the third quarter that were in the path of the related weather-events. Each project gross profit was adjusted for the number of days of inactivity during the quarter. Further, labor schedules were reviewed to determine employees that were unutilized during the periods of weather events and the associated labor cost is included in the adjustment. The total adjustment to net income in the period was $12.4 million with $2.8 million related to the commercial concrete segment and $9.6 million attributable to the marine construction segment.

Going forward, the Credit Agreement has been updated so that the leverage ratio cannot exceed 3.0 times the trailing twelve months Adjusted EBITDA. The Company is pleased with the continued support from its lenders and looks forward to maintaining a long relationship with its bank group.

Outlook
Comments from Mark Stauffer, President and Chief Executive Officer
"As we look ahead, we will continue executing on our strategic vision of being the premier specialty contractor in the infrastructure, industrial, and building sectors, while building our market share and enhancing shareholder value. Our continued strong backlog and the ongoing operational improvements we have made, provide long-term visibility to support our future success.

The infrastructure sector, which today is made up of our marine segment, continues to provide both public and private opportunities to maintain and expand marine facilities on and over U.S. waterways. Throughout our operating areas, market fundamentals remain positive, and we are seeing pockets of margin expansion in certain areas. The weather events of the third quarter will provide additional opportunities for marine segment projects in the near term. Private sector bid opportunities from downstream energy customers continue as they expand their waterside facilities associated with refining and storage. Recreational demand continues from private customers as local marinas are being expanded and remodeled, while business opportunities from cruise lines remain promising as we track opportunities related to new destinations, or refurbishment of existing destinations in the Caribbean.

The building sector, which today houses our concrete segment, is in solid shape as its three major metropolitan markets continuously retain their positions as leading destinations for families and businesses to reside. Population growth throughout our markets continues to drive new distribution centers, office expansion, retail and grocery establishments, new multi-family housing units, educational facilities and medical facilities. In Houston, we are experiencing some tightening in the market but we expect to continue to maintain market share. We are focused on expanding our market share in the Dallas-Fort Worth market, including adding structural opportunities. Finally, we expect to continue to see solid growth in the Central Texas market as we continue to expand with fundamentally strong end market drivers.

In the industrial sector, we will continue our greenfield expansion by combining talent and resources from the marine segment and concrete segment to continue to pursue concrete foundation work inside the industrial environment. The massive, long-term petrochemical driven opportunities along the Gulf Coast provides significant potential to expand our addressable project opportunities. In fact, the U.S. is on pace to become a net exporter of natural gas by 2018 as a result of the shale revolution, which has led to increased domestic production of natural gas. This will lead to outpaced growth in the petrochemical industry that should account for more than half of the construction spending in the manufacturing sector.”

Comments from Chris DeAlmeida, Executive Vice President and Chief Financial Officer:
"Each of the Company’s business sectors continued to experience solid demand for services, and we placed competitive bids for projects throughout the third quarter. We remain encouraged by the volume and mix of projects scheduled or anticipated within our operating areas and the additional opportunities the third quarter weather events will create in the future.

As mentioned, the third quarter weather events greatly impacted our results due to the timing of project execution. Unfortunately, making up this impact during 2017 will be difficult, even though these events provide opportunities for the future. As a result of the weather impacts during the third quarter, we are discontinuing our EBITDA guidance for 2017. Our goal is, and will always be, to deliver profitable returns to shareholders. Expansion of our existing operations or future operations in the infrastructure, industrial, or building sectors could provide further catalysts for EBITDA growth. We believe Orion has a strong future and we are adapting to reduce the volatility in our earnings and results. As we look toward 2018, we will continue to adjust the business to reduce volatility. As a result, we expect to see some bottom line improvement in 2018 as compared to 2017. This bottom line improvement should expand more significantly in 2019 and beyond."

Conference Call Details

Orion Group Holdings will host a conference call to discuss results for the third quarter 2017 at 10:00 a.m. Eastern Time/9:00 a.m. Central Time on Wednesday, November 8, 2017. To participate in the call, please dial the Orion Group Holdings, Inc. Third Quarter 2017 Earnings Conference Call toll free at (855) 478-9690; participant code: 6399565. To listen to a live webcast of the conference call, or access the replay, visit the Calendar of Events page of the Investor Relations section of the website at www.oriongroupholdingsinc.com.

About Orion Group Holdings

Orion Group Holdings, Inc., a leading specialty construction company, provides services both on and off the water in the continental United States, Alaska, Canada and the Caribbean Basin through its heavy civil marine construction segment and its commercial concrete segment. The Company’s heavy civil marine construction segment services includes marine transportation, facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design, and specialty services.  Its commercial concrete segment provides turnkey concrete construction services including pour and finish, dirt work, layout, forming, rebar, and mesh across the light commercial, structural and other associated business areas. The Company is headquartered in Houston, Texas with regional offices throughout its operating areas.

Non-GAAP Financial Measures

This press release includes the financial measures “EBITDA” and “EBITDA margin."  These measurements are “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G.  The non-GAAP financial information may be determined or calculated differently by other companies. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable and other GAAP financial information, which information is of equal or greater importance.

Orion Group Holdings defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization.  EBITDA margin is calculated by dividing EBITDA for the period by contract revenues for the period.  The GAAP financial measure that is most directly comparable to EBITDA is net income, while the GAAP financial measure that is most directly comparable to EBITDA margin is operating margin, which represents operating income divided by contract revenues.  EBITDA and EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses.  Additionally, EBITDA and EBITDA margin provide useful information regarding the Company's ability to meet future debt repayment requirements and working capital requirements while providing an overall evaluation of the Company's financial condition.  In addition, EBITDA is used internally for incentive compensation purposes.  The Company includes EBITDA and EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance.  EBITDA and EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with generally accepted accounting principles in the United States, or as a measure of the Company's profitability or liquidity.

Backlog Defined

Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress and not yet complete, and the Company cannot guarantee that the revenue projected in its backlog will be realized, or, if realized, will result in earnings. Backlog can fluctuate from period to period due to the timing and execution of contracts. Given the typical duration of the Company's projects, which generally range from three to nine months, the Company's backlog at any point in time usually represents only a portion of the revenue it expects to realize during a twelve-month period.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the provisions of which the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, outlook, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release (including those under “Outlook” above), and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, profit, EBITDA, EBITDA margin, or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward looking statements also include estimated project start date, anticipated revenues, and contract options which may or may not be awarded in the future. Forward looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints and any potential contract options which may or may not be awarded in the future, and are the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. Considering these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise.

Please refer to the Company's Annual Report on Form 10-K, which is available on its website at www.oriongroupholdingsinc.com or at the SEC's website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

Orion Group Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Information)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Contract revenues	$140,162	$164,017	$416,339	$433,941
Costs of contract revenues	129,405	139,849	377,200	378,116
Gross profit	10,757	24,168	39,139	55,825
Selling, general and administrative expenses	16,524	15,291	49,031	47,728
Gain on sale of assets, net	(413)	(654)	(590)	(1,260)
Operating (loss) income from operations	(5,354)	9,531	(9,302)	9,357
Other (expense) income
Other income	9	10	30	32
Interest income	11	—	11	1
Interest expense	(1,369)	(1,578)	(4,186)	(4,695)
Other expense, net	(1,349)	(1,568)	(4,145)	(4,662)
(Loss) income before income taxes	(6,703)	7,963	(13,447)	4,695
Income tax (benefit) expense	(1,666)	3,224	(4,309)	1,972
Net (loss) income	(5,037)	4,739	(9,138)	2,723

Basic (loss) income per share	$(0.18)	$0.17	$(0.33)	$0.10
Diluted (loss) income per share	$(0.18)	$0.17	$(0.33)	$0.10
Shares used to compute (loss) income per share
Basic	27,950,829	27,462,794	27,980,074	27,485,730
Diluted	27,950,829	27,463,987	27,980,074	27,485,730

Orion Group Holdings, Inc. and Subsidiaries
Selected Results of Operations
(In Thousands, Except Share and Per Share Information)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Marine Segment
Contract revenues	$68,383	$82,169	$197,566	$224,550
Operating (loss) income	(9,837)	3,272	(26,160)	(1,082)

Concrete Segment
Contract revenues	$71,779	$81,848	$218,773	$209,391
Operating income	4,483	6,259	16,858	10,439

Orion Group Holdings, Inc. and Subsidiaries
EBITDA and EBITDA Margin Reconciliations
(In Thousands, Except Margin Data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016

Operating (loss) income	$(5,354)	$9,531	$(9,302)	$9,357
Other income	9	10	30	32
Depreciation and amortization	7,304	8,563	22,422	25,765
EBITDA(1)	$1,959	$18,104	$13,150	$35,154
Operating (loss) income margin(2)	(3.8)%	5.8%	(2.3)%	2.2%
Impact of depreciation and amortization	5.2%	5.2%	5.4%	5.9%
EBITDA margin(1)	1.4%	11.0%	3.1%	8.1%

(1) EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization. EBITDA margin is a non-GAAP measure calculated by dividing EBITDA by contract revenues.
(2) Operating margin is calculated by dividing operating income (loss), plus other income, by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries
EBITDA and EBITDA Margin Reconciliations by Segment
(In Thousands, Except Margin Data)
(Unaudited)

	Marine Segment
	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016

Operating (loss) income	$(9,837)	$3,272	$(26,160)	$(1,082)
Other income	2,371	1,372	6,519	5,196
Depreciation and amortization	5,075	5,547	15,417	15,790
EBITDA(1)	$(2,391)	$10,191	$(4,224)	$19,904
Operating (loss) income margin(2)	(10.9)%	5.7%	(9.9)%	1.8%
Impact of depreciation and amortization	7.4%	6.8%	7.8%	7.0%
EBITDA margin(1)	(3.5)%	12.5%	(2.1)%	8.8%

	Concrete Segment
	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016

Operating income	$4,483	$6,259	$16,858	$10,439
Other expense	(2,362)	(1,362)	(6,489)	(5,164)
Depreciation and amortization	2,229	3,016	7,005	9,975
EBITDA(1)	$4,350	$7,913	$17,374	$15,250
Operating income margin(2)	3.0%	6.0%	4.7%	2.5%
Impact of depreciation and amortization	3.1%	3.7%	3.2%	4.8%
EBITDA margin(1)	6.1%	9.7%	7.9%	7.3%

(1) EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization. EBITDA margin is a non-GAAP measure calculated by dividing EBITDA by contract revenues.
(2) Operating margin is calculated by dividing operating income (loss), plus other income, by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Information)

	September 30, 2017	December 31, 2016
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$2,659	$305
Accounts receivable:
Trade, net of allowance of $0 and $0, respectively	85,416	92,202
Retainage	34,756	40,201
Other current	3,768	4,634
Income taxes receivable	2,335	133
Inventory	5,430	5,392
Deferred tax asset	—	2,013
Costs and estimated earnings in excess of billings on uncompleted contracts	46,835	39,968
Assets held for sale	—	6,375
Prepaid expenses and other	2,414	3,885
Total current assets	183,613	195,108
Property and equipment, net	148,779	158,082
Accounts receivable, non-current	—	733
Inventory, non-current	3,885	3,998
Goodwill	69,470	66,351
Intangible assets, net of amortization	19,165	22,032
Other noncurrent	1,794	$1,372
Total assets	$426,706	$447,676
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt, net of debt issuance costs	$13,078	$19,188
Accounts payable:
Trade	53,283	49,123
Retainage	1,405	893
Accrued liabilities	18,407	19,946
Taxes payable	3,053	689
Billings in excess of costs and estimated earnings on uncompleted contracts	34,419	27,681
Total current liabilities	123,645	117,520
Long term debt, net of debt issuance costs	66,481	82,077
Other long-term liabilities	3,723	2,493
Deferred income taxes	11,919	19,000
Interest rate swap liability	255	382
Total liabilities	206,023	221,472
Commitments and contingencies
Stockholders’ equity:
Preferred stock -- $0.01 par value, 10,000,000 authorized, none issued	—	—
Common stock -- $0.01 par value, 50,000,000 authorized, 28,911,907 and 28,405,850 issued; 28,200,683 and 27,694,626 outstanding at September 30, 2017 and December 31, 2016, respectively	288	283
Treasury stock, 711,231 and 711,231 shares, at cost, as of September 30, 2017 and December 31, 2016, respectively	(6,540)	(6,540)
Accumulated other comprehensive loss	(255)	(382)
Additional paid-in capital	173,881	171,079
Retained earnings	53,309	61,764
Total stockholders’ equity	220,683	226,204
Total liabilities and stockholders’ equity	$426,706	$447,676

Orion Group Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Nine months ended September 30,
	2017	2016
Cash flows from operating activities
Net (loss) income	$(9,138)	$2,723
Adjustments to reconcile net (loss) income to net cash provided by (used in):
Operating activities:
Depreciation and amortization	22,422	25,765
Deferred financing cost amortization	942	921
Deferred income taxes	(5,478)	957
Stock-based compensation	1,800	1,842
Gain on sale of property and equipment	(590)	(1,260)
Change in operating assets and liabilities
Accounts receivable	19,930	(24,290)
Income tax receivable	(2,203)	—
Inventory	74	1,241
Prepaid expenses and other	1,481	2,127
Costs and estimated earnings in excess of billings on uncompleted contracts	(6,859)	6,888
Accounts payable	2,225	(2,638)
Accrued liabilities	(836)	(1,942)
Income tax payable	2,364	13
Billings in excess of costs and estimated earnings on uncompleted contracts	5,721	1,084
Net cash provided by operating activities	31,855	13,431
Cash flows from investing activities:
Proceeds from sale of property and equipment	6,361	1,737
Contributions to CSV life insurance	(430)	(634)
TAS acquisition adjustment	—	(369)
Acquisition of TBC	(6,000)	—
TBC acquisition adjustment	(557)	—
Purchase of property and equipment	(7,234)	(16,334)
Net cash used in investing activities	(7,860)	(15,600)
Cash flows from financing activities:
Borrowings from Credit Facility	52,000	47,000
Payments made on borrowings from Credit Facility	(74,438)	(42,552)
Loan costs from Credit Facility	(210)	(486)
Exercise of stock options	1,007	8
Net cash (used in) provided by financing activities	(21,641)	3,970
Net change in cash and cash equivalents	2,354	1,801
Cash and cash equivalents at beginning of period	305	1,345
Cash and cash equivalents at end of period	$2,659	$3,146
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$3,232	$3,864
Taxes (net of refunds)	$1,067	$999